Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2018 FINANCIAL RESULTS

Reached settlements for legacy DOJ/SEC investigations and Gold class action

Timothy J. Mulvaney named Interim CFO

TOANO, Va., March 18, 2019 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Results

Net sales for fourth quarter of 2018 increased $9.1 million, or 3.5%, to $268.9 million from $259.9 million in the fourth quarter of 2017. Net sales in comparable stores increased $1.0 million, or 0.4%, and net sales in non-comparable stores increased $8.1 million. The Company opened five new stores and closed one during the fourth quarter of 2018.

Gross profit increased $3.9 million, or 4.2%, in the fourth quarter of 2018 to $96.0 million from $92.1 million in the comparable period in 2017. Gross margin increased to 35.7% in the fourth quarter of 2018 from 35.4% in the fourth quarter of 2017. Adjusted Gross Margin (a non-GAAP measure) was 35.1% and 35.4% in the fourth quarter of 2018 and 2017, respectively. This decline was driven by tariffs that were imposed on goods received beginning at the end of the third quarter of 2018, higher transportation costs, and dilution from increased installation sales mix that have lower margins, all of which was partially offset by favorable category mix toward vinyl products with higher-than-average margins.

Selling, general and administrative (“SG&A”) expenses increased by $59.4 million in the fourth quarter of 2018 to $150.9 million, compared to $91.5 million in the comparable period in 2017. The increase in SG&A was primarily attributable to the $61 million in accruals for settlements with the United States Attorney’s Office for the Eastern District of Virginia (U.S. Attorney) and the Department of Justice (DOJ) and Securities and Exchange Commission (SEC) and the settlement of the Gold litigation related to the Company’s Morning Star Strand bamboo flooring (Strand Bamboo Product) that were recorded in the fourth quarter of 2018. Certain other items affecting the change in SG&A expenses are also highlighted in the attached supporting schedule. When excluding those items, Adjusted SG&A (a non-GAAP measure) was $87.6 million, an increase of $1.1 million from the prior-year period. Adjusted SG&A as a percentage of sales (a non-GAAP measure) decreased to 32.6% from 33.3% during the prior-year period.

Operating loss for the three months ended December 31, 2018 was $(54.9) million compared to operating income of $0.6 million in the comparable period in 2017. Excluding the items shown in the attached supplemental schedule, Adjusted Operating Income (a non-GAAP measure) was $6.7 million and Adjusted Operating Margin (a non-GAAP measure) was 2.5% in 2018, compared to $5.7 million and 2.2% in 2017.

Net loss for the three months ended December 31, 2018 was $(56.9) million, or $(1.99) per diluted share, compared to net income of $3.0 million, or $0.10 per diluted share, for the three months ended December 31, 2017. Adjusted Earnings per Diluted Share (a non-GAAP measure) for the three months ended December 31, 2018 was $0.17, compared to $0.17 for the three months ended December 31, 2017.

At December 31, 2018, the Company had approximately $79.5 million in liquidity, comprised of cash and cash equivalents and availability under its revolving credit facility. The Company had $65 million outstanding on its revolving credit facility at December 31, 2018, compared to $15 million at December 31, 2017.

Full Year Results

Net sales increased $55.7 million, or 5.4%, to $1,085 million in 2018 from $1,029 million in 2017, which includes a comparable store net sales increase of $26.6 million, or 2.6% and a non-comparable store net sales increase of $29.1 million. The Company opened 21 new stores in 2018, closed one, and as of December 31, 2018, operated 413 stores in the United States and Canada.

Gross margin in 2018 increased to 36.2% from 35.9% in 2017, and when excluding items in the attached supporting schedule, Adjusted Gross Margin (a non-GAAP measure) increased to 35.6% in 2018 from 35.5% in 2017, a 10 basis point improvement despite an approximately 40 basis point negative impact from tariffs that began in Q4 2018.

SG&A expenses increased as a percentage of net sales to 40.9% in 2018, compared to 39.5% in 2017. When excluding items in the attached supporting schedule, Adjusted SG&A as a percentage of net sales (a non-GAAP measure) was 33.7% in 2018, an 80 basis point improvement from 34.5% in 2017.

Operating loss was $50.6 million in 2018, compared to an operating loss of $37.0 million in 2017, both heavily influenced by settlements. Adjusted Operating Income (a non-GAAP measure) was $20.2 million, with Adjusted Operating Margin of 1.9%, in 2018, compared to $10.7 million, or 1.0%, in 2017.

Net loss was $54.4 million, or $1.90 per diluted share, in 2018 compared to a net loss of $37.8 million, or $1.33 per diluted share, in 2017, with both periods being adversely affected by legal and other matters.

Executive Commentary

Dennis Knowles, Chief Executive Officer, commented, “2018 was a year of transformation for Lumber Liquidators, during which we executed on our growth initiatives, put significant legacy legal issues behind us, and laid the groundwork to position us for long-term success. Our Pro and Install businesses continued to accelerate, and we made tremendous progress reimaging how we engage with our customers. We also believe we took meaningful steps in improving our supply chain and eliminating costs, enabling us to expand adjusted gross margins despite the impact from tariffs and increased transportation costs.

In addition to reaching a key settlement last week with the U.S. Attorney, DOJ and SEC related to a legacy matter involving former company executives, this morning we announced the entering into of a MOU to resolve the plaintiff’s allegations in the Gold Litigation regarding our Morning Star Strand Bamboo Product. These legal settlements represent a major milestone in our transformation, which we believe will strengthen our ability to better execute on our operational initiatives. As we look forward, we remain focused on providing our customers a differentiated flooring experience and enhancing our value proposition, which we believe will ultimately drive top-line growth and enhance profitability.”

Legal Settlements

As announced in a press release and in a Form 8-K on March 12, 2019, the Company reached resolution with the U.S. Attorney, the DOJ and the Securities and Exchange Commission (SEC) concerning their criminal and civil investigations into the public disclosures the Company made in March 2015 regarding whether its Chinese made laminates were compliant with certain California state regulatory requirements (the Investigations). In connection with the Investigations, the Company entered into a deferred prosecution agreement (DPA) with the U.S. Attorney and the DOJ and submitted an Offer of Settlement to the SEC. Pursuant to the DPA, the U.S. Attorney and the DOJ filed a one count criminal information in the United States District Court for the Eastern District of Virginia, charging the Company with securities fraud. The DPA stated this charge is deferred and will be dismissed after three years provided that the Company meets certain obligations, many of which the Company has already implemented. The Company entered into a settlement of an administrative proceeding with the SEC regarding violations of Sections 10(b) and 13(a) of the Exchange Act and applicable rules. Notably, neither the DOJ nor the SEC made any findings regarding the safety or quality of the Company’s laminate flooring previously sourced from China. As a result, the Company recorded a $33 million charge to its December 31, 2018 statement of operations.

Today, the Company announced that it has entered into a Memorandum of Understanding (the MOU) with plaintiffs in the Gold Litigation.  Under the terms of the MOU, the parties agree to work together to prepare a final settlement agreement that would resolve on a nationwide basis the claims of all purchasers of Morning Star Strand Bamboo from January 1, 2012 through March 15, 2019, with no admission of fault or liability by the Company. The Company will contribute $14 million in cash and provide $14 million in store-credit vouchers, with a potential additional $2 million in store-credit vouchers based on obtaining a claim’s percentage of more than 7%, for an aggregate settlement of up to $30 million to settle the Gold Litigation. The MOU is subject to certain contingencies, including the execution of a definitive settlement agreement, board approval of the definitive settlement agreement, and court approvals.

Chief Financial Officer Transition

The Company also announces today that its Chief Financial Officer, Martin D. Agard, will resign from the Company effective April 5, 2019 to accept a new role with a company in Florida. Mr. Agard has been the Company’s Chief Financial Officer since September 2016 and has been instrumental in the rebuilding of the Company’s finance function and clearing many of the legacy issues the Company has faced. The Company has retained Herbert Mines Associates, a leading executive search firm, to assist in a comprehensive search for a new CFO, which will commence immediately.

Timothy J. Mulvaney, currently the Company’s Chief Accounting Officer, has been named Interim Chief Financial Officer, effective April 5, 2019. Mr. Mulvaney will continue to serve as Chief Accounting Officer.

Mr. Mulvaney has been the Company’s Chief Accounting Officer since June 2017. Mr. Mulvaney is a certified public accountant and spent 20 years in various financial roles with Media General. From 2012 to 2017, Mr. Mulvaney served as Media General's Controller and Chief Accounting Officer up until the effective time of the merger between Media General and Nexstar Broadcasting Group, Inc. Prior to joining Media General, Mr. Mulvaney spent six years at Ernst & Young LLP. Mr. Mulvaney has a B.B.A. – Accounting from the College of William and Mary.

Dennis Knowles, Chief Executive Officer, commented, “On behalf of our entire management team and board, I would like to thank Marty for his contribution during this pivotal time in the Company’s transformation. We have a strong bench of talent in our finance and accounting organization, and I have the highest confidence in our interim CFO, Tim Mulvaney, who has been an integral part of our finance organization for the past two years.”

2019 Outlook

The Company introduced 2019 full-year expectations as follows:

•	Total revenue growth percentage in the mid-single digits;
•	Comparable store sales growth percentage flat to low-single digits;
•	Adjusted Operating Margin (a non-GAAP measure) of 1.9% to 2.4%;
•	Opening 10 to 15 new stores during the year; and
•	Capital spending of $15 to $18 million.

The Company also noted 2019 first quarter expectations as follows:

•	Comparable store sales growth percentage in the negative low-single digits;
•	Adjusted Gross Margin (a non-GAAP measure) in range of 34.5% to 35.0% due to tariff impact;
•	Adjusted operating loss of $3 to $5 million.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on March 18, 2019, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through March 25, 2019 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13688341. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LumberLiquidators.com.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring. The company features more than 400 varieties of floors in the latest styles, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl, waterproof vinyl plank and porcelain tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery. All Lumber Liquidators products are backed by best-in-class warranties and a best-price guarantee.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, the impact on us of any of the following:

•	the outcomes of government investigations and legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruptions related to our corporate headquarters relocation;
•	impact of the Tax Cuts and Jobs Act (the “Tax Act”);
•	the inability to open new stores and fund other capital expenditures needs;
•	managing growth;
•	increased transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies, including the quality of service;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage;
•	access to capital;

•	disruption due to cybersecurity threats;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls;
•	stock price volatility; and
•	anti-takeover provisions.

These risks and uncertainties are described in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin and (vii) Adjusted Earnings Per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation and to address questions it receives. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, and changes in antidumping and countervailing duties from prior periods, as such items are outside of the Company’s control or are due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2018	2017
Assets
Current Assets:
Cash and Cash Equivalents	$11,565	$19,938
Merchandise Inventories	318,272	262,280
Prepaid Expenses	6,299	9,108
Deposit for Legal Settlement	21,500	—
Other Current Assets	8,667	6,670
Total Current Assets	366,303	297,996
Property and Equipment, net	93,689	100,491
Goodwill	9,693	9,693
Other Assets	5,832	2,615
Total Assets	$475,517	$410,795

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$73,412	$67,676
Customer Deposits and Store Credits	40,332	38,546
Accrued Compensation	9,265	12,101
Sales and Income Tax Liabilities	4,200	4,273
Accrual for Legal Matters and Settlements Current	97,625	36,960
Other Current Liabilities	17,290	18,605
Total Current Liabilities	242,124	178,161
Other Long-Term Liabilities	20,203	19,235
Deferred Tax Liability	792	552
Revolving Credit Facility	65,000	15,000
Total Liabilities	328,119	212,948

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,578 and 31,397 shares issued and 28,627 and 28,490 shares outstanding at December 31, 2018 and 2017, respectively)	32	31
Treasury Stock, at cost (2,951 and 2,907 shares, respectively)	(141,828)	(140,875)
Additional Capital	213,744	208,629
Retained Earnings	76,835	131,214
Accumulated Other Comprehensive Loss	(1,385)	(1,152)
Total Stockholders’ Equity	147,398	197,847
Total Liabilities and Stockholders’ Equity	$475,517	$410,795

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net Sales
Net Merchandise Sales	$234,127	$233,566	$955,949	$938,269
Net Services Sales	34,794	26,293	128,687	90,664
Total Net Sales	268,921	259,859	1,084,636	1,028,933
Cost of Sales
Cost of Merchandise Sold	146,903	148,345	596,411	591,087
Cost of Services Sold	26,043	19,394	95,285	68,785
Total Cost of Sales	172,946	167,739	691,696	659,872

Gross Profit	95,975	92,120	392,940	369,061
Selling, General and Administrative Expenses	150,885	91,515	443,513	406,027
Operating (Loss) Income	(54,909)	605	(50,573)	(36,966)
Other Expense	1,612	186	2,827	1,591
(Loss) Income Before Income Taxes	(56,521)	419	(53,400)	(38,557)
Income Tax Benefit (Expense)	354	(2,570)	979	(734)
Net (Loss) Income	$(56,875)	$2,989	$(54,379)	$(37,823)
Net (Loss) Income per Common Share—Basic	$(1.99)	$0.10	$(1.90)	$(1.33)
Net (Loss) Income per Common Share—Diluted	$(1.99)	$0.10	$(1.90)	$(1.33)
Weighted Average Common Shares Outstanding:
Basic	28,624	28,488	28,571	28,407
Diluted	28,624	28,794	28,571	28,407

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016

Cash Flows from Operating Activities:
Net Loss	$(54,379)	$(37,823)	$(68,563)
Adjustments to Reconcile Net Loss:
Depreciation and Amortization	18,425	17,739	17,505
Deferred Income Taxes (Benefit) Provision	240	(3,246)	14,205
Stock-Based Compensation Expense	4,091	4,735	5,568
Provision for Inventory Obsolescence Reserves	3,108	6,349	3,723
Impairment and Loss on Disposal of Fixed Assets	1,818	1,498	—
Stock-Based Portion of Provision for Securities Class Action	—	—	16,760
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(59,179)	32,614	(62,054)
Accounts Payable	4,852	(52,475)	64,025
Customer Deposits and Store Credits	1,685	6,001	(988)
Prepaid Expenses and Other Current Assets	2,902	28,962	(11,411)
Accrual for Legal Matters and Settlements	63,951	36,960	—
Deposit for Legal Settlement	(21,500)	—	—
Other Assets and Liabilities	(9,000)	(1,922)	(6,317)
Net Cash (Used in) Provided by Operating Activities	(42,986)	39,392	(27,547)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(14,332)	(7,411)	(8,908)
Proceeds from Disposal of Fixed Assets	871	2,273	—
Other Investing Activities	—	800	575
Net Cash Used in Investing Activities	(13,461)	(4,338)	(8,333)

Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	74,000	40,000	37,000
Payments on Revolving Credit Facility	(24,000)	(65,000)	(17,000)
Proceeds from the Exercise of Stock Options	770	1,347	539
Payments for Stock Repurchases	(953)	(1,455)	(433)
Payments on Financed Insurance Obligations	(612)	(734)	—
Payments on Capital Lease Obligations	—	(351)	(469)
Payments for Debt Issuance Costs	—	—	(933)
Net Cash Provided by (Used in) Financing Activities	49,205	(26,193)	18,704
Effect of Exchange Rates on Cash and Cash Equivalents	(1,131)	806	744
Net (Decrease) Increase in Cash and Cash Equivalents	(8,373)	9,667	(16,432)
Cash and Cash Equivalents, Beginning of Year	19,938	10,271	26,703
Cash and Cash Equivalents, End of Year	$11,565	$19,938	$10,271

Supplemental disclosure of non-cash operating and financing activities:
Financed Insurance Premiums	$—	$1,346	$—

Supplemental disclosure of non-cash investing and financing activities:
Borrowing on Capital Lease Obligation to Acquire Equipment	$—	$—	$351

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$95,976	35.7%	$92,120	35.4%	$392,940	36.2%	$369,061	35.9%

Antidumping Adjustments [1]	—	—%	—	—%	(4,948)	(0.5)%	(2,797)	(0.3)%
HTS Classification Adjustments [2]	(1,711)	(0.6)%	—	—%	(1,711)	(0.1)%	—	—%
Indoor Air Quality Testing Program [3]	—	—%	—	—%	—	—%	(993)	(0.1)%
Sub-Total Items above	(1,711)	(0.6)%	—	—%	(6,659)	(0.6)%	(3,790)	(0.4)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$94,265	35.1%	$92,120	35.4%	$386,281	35.6%	$365,271	35.5%

[1]	We recognized adjustments to countervailing and antidumping duties of a favorable $4.9 million and a favorable $2.8 million associated with applicable shipments of engineered hardwood from China related to prior periods for the years ended December 31, 2018 and 2017, respectively.

[2]	We recognized classification adjustments related to Harmonized Tariff Schedule (“HTS”) duty categorization in prior periods during the three months ended December 31, 2018.

[3]	During the second quarter 2016, we recorded an accrual of $3 million, which represented our best estimate of costs to be incurred in future periods related to our indoor air quality testing program agreed to with the Consumer Product Safety Commission. In the second quarter of 2017, we reduced the reserve for estimated costs related to this testing program by approximately $1 million. Costs in 2018 were nominal and expensed as incurred.

Items impacting SG&A with comparisons to the prior-year periods include:

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)
SG&A, as reported (GAAP)	$150,885	56.1%	$91,515	35.2%	$443,513	40.9%	$406,027	39.5%

Accrual for Legal Matters and Settlements [1]	61,000	22.7%	960	0.4%	63,951	5.9%	36,960	3.6%
Legal and Professional Fees [2]	2,325	0.8%	2,440	0.9%	11,707	1.1%	11,314	1.1%
All Other [3]	—	—%	1,687	0.6%	1,769	0.2%	3,146	0.3%
Sub-Total Items above	63,325	23.5%	5,087	1.9%	77,427	7.2%	51,420	5.0%

Adjusted SG&A (a non-GAAP measure)	$87,560	32.6%	$86,428	33.3%	$366,086	33.7%	$354,607	34.5%

[1]	This amount represents the charge to earnings related to the Bamboo Flooring Litigation, the governmental investigations, and Related Laminate Matters in 2018, as well as the charge to earnings in 2017 related to the Formaldehyde MDL and Abrasion MDL settlements.

[2]	Represents charges to earnings related to our defense of significant legal actions, described in note 1 above, during the period. This does not include all legal costs incurred by the Company.

[3]	In 2018, All Other represents an impairment of certain assets related to our decision to exit the finishing business. In 2017, All Other represents an impairment of certain assets related to a vertical integration initiative we have discontinued.

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation - Continued

(in thousands, except percentages)

Items impacting operating (loss) income with comparisons to the prior-year periods include:

	Quarter Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(dollars in thousands)
Operating (Loss) Income, as reported (GAAP)	$(54,909)	(20.4)%	$605	0.2%	$(50,573)	(4.7)%	$(36,966)	(3.6)%

Gross Margin Items:
Antidumping Adjustments [1]	—	—%	—	—%	(4,948)	(0.5)%	(2,797)	(0.3)%
HTS Classification Adjustments [2]	(1,711)	(0.6)%	—	—%	(1,711)	(0.1)%	—	—%
Indoor Air Quality Testing Program [3]	—	—%	—	—%	—	—%	(993)	(0.1)%
Gross Margin Subtotal	(1,711)	(0.6)%	—	—%	(6,659)	(0.6)%	(3,790)	(0.4)%

SG&A Items:
Accrual for Legal Matters and Settlements [4]	61,000	22.7%	960	0.4%	63,951	5.9%	36,960	3.6%
Legal and Professional Fees [5]	2,325	0.8%	2,440	0.9%	11,707	1.1%	11,314	1.1%
All Other [6]	—	—%	1,687	0.6%	1,769	0.2%	3,146	0.3%
SG&A Subtotal	63,325	23.5%	5,087	1.9%	77,427	7.2%	51,420	5.0%

Adjusted Operating Income (a non-GAAP measure)	$6,705	2.5%	$5,692	2.1%	$20,195	1.9%	$10,664	1.0%

[1,2,3]	See the Gross Margin section above for more detailed explanations of these individual items.

[4,5,6]	See the SG&A section above for more detailed explanations of these individual items.

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation - Continued

(in thousands, except percentages)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per share amounts)
Net (Loss) Income, as reported (GAAP)	$(56,876)	$2,989	$(54,379)	$(37,823)
Net (Loss) Income per Diluted Share (GAAP)	$(1.99)	$0.10	$(1.90)	$(1.33)

Gross Margin Items:
Antidumping Adjustments [1]	—	—	(4,948)	(2,797)
HTS Classification Adjustments [2]	(1,711)	—	(1,711)	—
Indoor Air Quality Testing Program [3]	—	—	—	(993)
Gross Margin Subtotal	(1,711)	—	(6,659)	(3,790)

SG&A Items:
Accrual for Legal Matters and Settlements [4]	61,000	960	63,951	36,960
Legal and Professional Fees [5]	2,325	2,440	11,707	11,314
All Other [6]	—	1,687	1,769	3,146
SG&A Subtotal	63,325	5,087	77,427	51,420

Tax Impact of Adjustments to Net (Loss) Income [7]	—	(3,108)	—	(3,108)

Adjusted Earnings	$4,738	$4,968	$16,389	$6,699
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.17	$0.17	$0.57	$0.23

[1,2,3]	See the Gross Margin section above for more detailed explanations of these individual items.

[4,5,6]	See the SG&A section above for more detailed explanations of these individual items.

[7]	We considered the tax impact related to the pre-tax adjustments above. The Company has a full valuation allowance recorded against its net deferred tax assets, which effectively offsets its federal taxes, other than a $3.1 million tax benefit that the Company recognized related to the Tax Act.